Exhibit 99.B(d)(63)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Parametric Portfolio Associates LLC

Dated September 10, 2003, as amended June 30, 2011 and September 30, 2013 and

December 11, 2013

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		Parametric Portfolio Associates LLC

By:	/s/ Stephen Beinhacker	By:	/s/ Aaron Singleton
Name:	Stephen Beinhacker	Name:	Aaron Singleton
Title:	Vice President	Title:	CFO